SUB-SUBADVISORY AGREEMENT FOR

SUNAMERICA SERIES TRUST

THIS AGREEMENT is made as of this 13th day of January, 2025, among Franklin Advisers, Inc., a Delaware limited liability company with its principal place of business at One Franklin Parkway, San Mateo, California 94403 (the “Subadviser”), and Brandywine Global Investment Management, a limited liability company with its principal place of business at 2929 Arch Street, 8th Floor, Philadelphia, PA 19104 (the “Subadviser Affiliate”).

WITNESSETH

WHEREAS, SunAmerica Asset Management, LLC, a Delaware limited liability company (the “Adviser”), has retained Subadviser as Subadviser to render investment advisory services to a portfolio of the SunAmerica Series Trust (the “Portfolio”), a Massachusetts business trust (the “Trust”) registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) pursuant to a Sub-Advisory Agreement dated as of January 13, 2025 (the “SunAmerica Advisory Agreement”); and

WHEREAS, Adviser requests that Subadviser employ Subadviser Affiliate, a registered investment adviser under the Investment Advisers Act of 1940 and a wholly owned affiliate of Legg Mason, Inc., under which both Subadviser and Subadviser Affiliate are under common control, as its investment sub-adviser, and Subadviser Affiliate is willing to render investment sub-advisory services to Subadviser, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, Subadviser and Subadviser Affiliate hereby agree as follows:

I. Appointment of Subadviser Affiliate. Subadviser hereby employs Subadviser Affiliate as investment sub-adviser for the assets of the Portfolio, on the terms and conditions set forth herein, and subject to the direction of Subadviser. Subadviser Affiliate accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties of Subadviser Affiliate.

(a) At the request of SunAmerica and subject to the oversight of the Trust’s Board of Trustees, Subadviser Affiliate shall act as sub-advisor in managing the investment and reinvestment of all or a portion of the assets of the Portfolio in accordance with the SunAmerica Advisory Agreement; to continuously review, supervise, and administer an investment program for the Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Trust (either directly or through Subadviser) with all records concerning the activities of Subadviser Affiliate that the Trust is required to maintain; and to render or assist Subadviser in rendering regular reports to the Trust’s officers and the Board of Trustees concerning the discharge of Subadviser Affiliate’s responsibilities hereunder. Subadviser Affiliate agrees that all accounts, books and other records maintained and preserved by it, and related to the Portfolio(s), as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Trust’s auditors, the Trust or any representative of the Trust, Adviser, Subadviser, or any governmental agency or other instrumentality having regulatory authority over the Trust. Subadviser Affiliate will discharge the foregoing responsibilities subject to the supervision and oversight of Subadviser or its designee identified in Section 2(b) below, the Trust’s officers and the Board of Trustees and in compliance with the objective, policies, and limitations set forth in the Portfolio’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Portfolio communicates to Subadviser Affiliate in writing (either directly or through Subadviser), and applicable laws and regulations. Subadviser Affiliate agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein. Subadviser Affiliate shall pay all expenses incurred by it in the performance of its duties under this Agreement.

(b) Subadviser Affiliate acknowledges and agrees that Subadviser is ultimately responsible for all aspects of providing to the Portfolio the services required of Subadviser under the SunAmerica Advisory Agreement. Subadviser Affiliate also acknowledges that Subadviser shall delegate certain or all of operational due diligence oversight of Subadviser Affiliate to Legg Mason & Co., LLC (LM & Co.), a wholly owned subsidiary of Legg Mason, Inc. Accordingly, Subadviser Affiliate shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement, subject at all times to the direction, control, supervision, and oversight of Subadviser, Adviser, and LM & Co., as applicable. In furtherance thereof, Subadviser Affiliate shall, without limitation, (i) make its offices available, upon reasonable request, to representatives of Subadviser, Adviser or LM & Co. for on-site inspections and consultations with the officers and applicable portfolio managers of Subadviser Affiliate responsible for the day-to-day management of the Portfolio, (ii) upon request, provide Subadviser, Adviser or LM & Co. with copies of all records it maintains regarding its management of the Portfolio and (iii) report to Subadviser each calendar quarter and at such other times as Subadviser may reasonably request regarding (A) Subadviser Affiliate’s implementation of the Portfolio’s investment program and the Portfolio’s portfolio composition and performance, (B) any policies and procedures implemented by Subadviser Affiliate to ensure compliance with United States securities laws and regulations applicable to Subadviser Affiliate and the Portfolio, (C) the Portfolio’s compliance with the objective, policies, and limitations set forth in the Portfolio’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Portfolio communicates to Subadviser Affiliate in writing (either directly or through Subadviser) and (D) such other matters as Subadviser may reasonably request.

(c) Adviser and the Trust’s Valuation Committee shall have primary responsibility for valuation of the Portfolio’s assets. Subadviser Affiliate will be reasonably available to consult with Adviser, the Trust’s Valuation Committee to provide requested input concerning the valuation of portfolio securities where possible. In addition, Subadviser Affiliate will promptly notify Adviser (either directly or through Subadviser) in the event that Subadviser Affiliate becomes aware that the Portfolio is carrying a security at a value that Subadviser Affiliate believes does not fairly represent the price that could be obtained for the security in a current market transaction.

(d) Subadviser Affiliate agrees: (a) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business, and (b) from time to time and upon reasonable request, to supply evidence of such coverage to Adviser or the Trust (either directly or through Subadviser).

3. Securities Transactions. Among its responsibilities, Subadviser Affiliate shall select the brokers or dealers that will execute purchases and sales of securities for the Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to Subadviser Affiliate (either directly or through Subadviser), and consistent with Section 28(e) of the Securities Exchange Act of 1934. Subadviser Affiliate will promptly communicate or assist Subadviser in communicating to the Portfolio’s officers and the Board of Trustees such information relating to the portfolio transactions Subadviser Affiliate has directed on behalf of the Portfolio as Subadviser or such officers or the Board may reasonably request.

4. Compensation of Subadviser Affiliate. For the services to be rendered by Subadviser Affiliate as provided in this Agreement, Subadviser (and not the Trust or the Portfolio) will pay to Subadviser Affiliate fees in an amount and at the times specified in Schedule A hereto.

5. Compliance. Subadviser Affiliate agrees to comply with all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to Subadviser Affiliate in writing (either directly or through Subadviser) including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-l(e)(l) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of Subadviser Affiliate in relation to the Portfolio.

6. Status of Subadviscr Affiliate. The services of Subadviser Affiliate to Subadviser under this Agreement are not to be deemed exclusive, and Subadviser Affiliate will be free to render similar services to others so long as its services to Subadviser under this Agreement are not impaired thereby. Subadviser Affiliate will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Portfolio in any way or otherwise be deemed an agent of the Portfolio or the Trust.

7. Liability of Subadviser Affiliate. Subadviser Affiliate may rely on information reasonably believed by it to be accurate and reliable. Subadviser Affiliate shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Portfolio, provided that nothing in this Agreement shall protect Subadviser Affiliate against any liability to Subadviser, Adviser or the Trust or its shareholders to which Subadviser Affiliate would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this

Section 7, the term “Subadviser Affiliate” shall include the identified affiliates of Subadviser Affiliate performing services for the Trust or the Portfolio contemplated hereby and the partners, shareholders, directors, officers and employees of Subadviser Affiliate and such affiliates identified in Schedule B hereto. The Subadviser Affiliate does not guarantee the future performance of the Portfolio or any specific level of performance, the success of any investment decision or strategy that the Subadviser Affiliate may use, or the success of the Subadviser Affiliate’s overall management of the Portfolio.

8. Duration; Termination; Novation; Notices; Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as the SunAmerica Advisory Agreement remains in effect. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by Subadviser (i) upon 60 days’ written notice to Subadviser Affiliate; or (ii) upon material breach by Subadviser Affiliate of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; Subadviser Affiliate may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to Subadviser; or (2) upon material breach by Subadviser of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the SunAmerica Advisory Agreement. Additionally, this Agreement shall terminate automatically in the event of its novation to another party. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to Subadviser, at:

Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, California 94403

Attn: General Counsel

If to Subadviser Affiliate, at:

Brandywine Global Investment Management, LLC

2929 Arch Street, 8th Floor

Philadelphia, PA 19104

Attention: Legal Department

Telephone: 215-609-3500

This Agreement may be amended by mutual consent of the parties hereto.

9. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

10.  Confidentiality. Subadviser Affiliate shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than Subadviser, the Trust, the Board of Trustees, Adviser, and any director, officer, or employee of Subadviser, the Trust, or Adviser, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over Subadviser or Subadviser Affiliate, or (iii) for information that is publicly available other than due to disclosure by Subadviser Affiliate or its affiliates or becomes known to Subadviser Affiliate from a source other than Subadviser, the Trust, the Board of Trustees, or Adviser.

11. Proxy Policy. Subadviser Affiliate acknowledges Adviser is responsible for voting, or abstaining from voting, all proxies with respect to companies whose securities are held in that portion of the Portfolio allocated to Subadviser by Adviser, but to the extent such responsibility is delegated to Subadviser, and in turn is delegated to Subadviser Affiliate, Subadviser Affiliate shall use its best good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the interests of the Portfolio’s shareholders. Subadviser Affiliate will be reasonably available in the event Adviser, on certain non-routine matters, needs to consult with Subadviser Affiliate prior to voting proxies relating to securities within the portion of the Portfolio allocated to Subadviser Affiliate.

12. Legal Matters. The Subadviser Affiliate will not take any action or render advice involving legal action on behalf of the Portfolio solely with respect to securities or other investments held in the Portfolio or the issuers thereof, which become the subject of legal notices or proceedings, including securities class actions and bankruptcies.

13. Certain Records.

(a) Subadviser Affiliate hereby undertakes and agrees to maintain, in the form and for the period required by Rule 3 1a-2 under the Act, all records relating to the investments of the allocated portion of the Portfolio(s) required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of the Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by Subadviser Affiliate on behalf of the Trust will be provided as soon as reasonably practicable to the Trust or Adviser (directly or through Subadviser) upon request.

(b) Subadviser Affiliate agrees that all accounts, books and other records maintained and preserved by it, and related to the allocated portion of the Portfolio(s), as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Trust’s auditors, the Trust or any representative of the Trust, Adviser (directly or through Subadviser), or any governmental agency or other instrumentality having regulatory authority over the Trust.

14. Use of the Services of Others. In rendering certain of the compliance oversight services required under this Agreement, Subadviser may, consistent with applicable law from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement; provided, however, that any such delegation shall not involve any such person serving as an “adviser” to the Portfolio within the meaning of the 1940 Act.

15. Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-Subadvisory Agreement to be executed as of the date first set forth herein.

FRANKLIN ADVISERS, INC.
By:	/s/ Edward D. Perks
Name: Edward Perks
Title: President and CIO
BRANDYWINE GLOBAL INVESTMENT MANAGEMENT, LLC

	By:	/s/ Susan Wilchusky
Name: Susan Wilchusky
Title: Chief Operating Officer

Schedule A

Brandywine Diversified LCV	[Omitted	]

Schedule B

[List of Subadviser Affiliate’s Affiliates]

NIA